EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  XTRANA, INC.


         The undersigned, James H. Chamberlain, Chief Executive Officer of Xtrana, Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law (the "GCL") of the State of Delaware, does hereby certify pursuant to Section 103 of the GCL as to the following:

         1. The name of the Corporation is Xtrana, Inc. The original name of the Corporation is Cytrx Biopool, Ltd., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 7, 1987.

         2. The terms and provisions of this Certificate of Amendment (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         3.       Article  I  of  the   Corporation's   Amended   and   Restated
Certificate of Incorporation is hereby amended and restated as follows:

   "The name of this corporation is Alpha Innotech Corp. (the "CORPORATION")."

         4.       Article  IV  of  the   Corporation's   Amended  and   Restated
Certificate of Incorporation is hereby amended and restated as follows:

              "The total number of shares of stock which the Corporation is authorized to issue is Fifty Million (50,000,000), all of which shall be Common Stock, par value $0.01 per shares. Simultaneously with the effective date of the filing of this amendment to the Amended and Restated Certificate of Incorporation (the "Effective Date"), each share of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as one-tenth on one share (0.1) of Common Stock. The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock, in lieu of such fractional share, one whole share of Common Stock.

              The Corporation's authorized shares of Common Stock, each having a par value of $0.01 per share, shall not be changed. The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Certificate of Amendment which, as a result of the Reverse Split provided for herein, are no longer issued shares of Common Stock."


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         IN WITNESS  WHEREOF,  the undersigned has executed this  Certificate of
Amendment of Amended and Restated Certificate of Incorporation as of the 3rd day of October, 2005.

                                           /S/ JAMES H. CHAMBERLAIN
                                           -------------------------------------
                                           James H. Chamberlain,
                                           Chief Executive Officer


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